Mail Stop 3561
								September 25, 2008

Via Fax & U.S. Mail

Mr. Scott L. Thompson
Chief Financial Officer
5330 East 31st Street
Tulsa, Oklahoma 74135

Re:	Dollar Thrifty Automotive Group, Inc.
	Form 10-K for the year ended December 31, 2007
      Filed February 29, 2008
	File No. 001-13647

Dear Mr. Thompson:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



      Sincerely,



      Linda Cvrkel
      Branch Chief




VIA FACSIMILE (918) 669-2970
Mr. Scott L. Thompson
Dollar Thrifty Automotive Group, Inc.
September 9, 2008
Page 1